Exhibit (a)(5)(6)

Kate Baxter (616) 803-2203 kbaxter@xrite.com

FOR IMMEDIATE RELEASE

X-Rite To Only Publish 10-Q for the First Quarter 2012

X-Rite Postpones Annual Meeting

GRAND RAPIDS, Mich., May 2, 2012 – X-Rite, Incorporated (NASDAQ:XRIT) announced that it will publish its financial results on Form 10-Q for the first quarter 2012 as required by the SEC. In light of the Company entering into a merger agreement with Danaher Corporation, the Company does not intend to publish an earnings release or conduct an earnings conference call.

Pending completion of its merger with Danaher Corporation, the Company has postponed its May 16, 2012 Annual Meeting.

About X-Rite

X-Rite is a global leader in color science and technology. The Company, which includes design industry color leader Pantone LLC, develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

IMPORTANT INFORMATION ABOUT THE TENDER OFFER

This press release is not an offer to purchase or a solicitation of an offer to sell securities of X-Rite. Danaher Corporation (“Danaher”) mailed to X-Rite shareholders an Offer to Purchase and related materials filed on Schedule TO with the Securities and Exchange Commission (the “SEC”) on April 17, 2012. X-Rite mailed to its shareholders a solicitation/recommendation statement with respect to the tender offer filed on Schedule 14D-9 with the SEC on April 17, 2012. X-Rite shareholders are urged to read these materials carefully since they will contain important information, including terms and conditions of the offer. X-Rite shareholders may obtain a free copy of these materials and other documents filed by Danaher or X-Rite with the SEC at the website maintained by the SEC at www.sec.gov. These materials also may be obtained for free by contacting Okapi Partners, the information agent for the tender offer, at (855) 305-0856.

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